TERM SHEET EFFECTIVE AS OF JULY 1, 2019:  BETWEEN QRONS INC. AND DR. JOHN N. BONFIGLIO
Dr. John N. Bonfiglio ("JB") shall be employed as the Chief Operating Officer ("COO") of Qrons Inc. ("The Company"). As COO JB will be responsible for:
1: Guiding and preparing the Company for an IND/BLA filing including hiring and managing the appropriate experts and vendors to expedite the IND/BLA process.
2: Making Investor Presentations for the purpose of raising equity capital for the Company. Terms of all equity capital raises are subject to final acceptance by the Company in its sole discretion. Capital raised and financings referred to in this Term Sheet, refer to equity capital raised in coordination with the Company's bankers Network1 Financial, as well as through any other efforts of COO ( "Equity Capital Raised"), but shall exclude equity capital that may be separately raised by the Company  through its own efforts and without the assistance of the COO, in connection with investors that have been or will be introduced by or through Ariel University , or through affiliation with the Ariel University investor network ("Excluded Equity Capital Raised") . Further, for purposes of clarity and the removal of doubt, loans or advances shall not be considered Equity Capital Raised.
3: Any other duties normally associated with the COO of a biotech company including regular calls/meetings with senior management of Qrons, updates on competition, alerting the Company to potential mergers/ acquisitions and general public company filings and market activities. JB shall report directly to the Company CEO.
COO Compensation:
The granting of 50,000 shares of Qrons stock on July 1, 2019, ¾ immediately vested and, non-forfeitable subject to normal 144 rules, and the remaining ¼  shall vest on January 1, 2020, if  COO is still employed by the Company, or upon the Company achieving Equity Capital Raised in the amount of $500,000, if sooner.
The granting of 100,000 stock options of Qrons on July 1, 2019 exercisable at $2 per share.  50% of such grant shall vest immediately and the remainder shall vest ¼ on July 1, 2020 and ¼ on July 1, 2021, provided COO is still in the employ of the Company on such respective dates.
Should the Company achieve Equity Capital Raised in the amount of $1.5 million within the COO's first 6 months of employment all non-vested options shall immediately vest.
Should the Company achieve Equity Capital Raised in the amount of $1.5 million within JB's first 9 months of employment, JB shall be appointed to the Company's Board of Directors.
COO shall accrue compensation at the rate of $12,000 per month which shall be deferred ("Accrued Deferred Comp") and be earned payable as provided below.
Accrued Deferred Comp shall be earned and be due and payable as Equity Capital Raised is achieved at the rate of 5% of Equity Capital Raised ("Earned Deferred Comp").

Earned Deferred Comp shall be paid in a lump sum up to the Accrued Deferred Comp amount. Any Earned Deferred Comp remaining shall remain as Earned Deferred Comp and be used against future Accrued Deferred Comp until Earned Deferred Comp amount has been exhausted. For example, if the company achieves Equity Capital Raised of $3M and the COO has accrued Deferred Comp of $24k, the Company will pay the 24K as a lump sum. The remaining $126k of Earned Deferred Comp (5% of $3M is $150k - $24k = $126k) will be paid monthly at $12k per month as Accrued Deferred Comp until the $126k is exhausted.
JB and Company shall consult as to travel and related corporate expenses and Company shall pay all such expenses upon submission of proper documentation to Company. Company shall pay such expenses within 30 days of receipt.  JB acknowledges that travel will be coach unless the flight is over 5 hours long and that hotel stays (especially in NYC) will be at the most reasonable rates available near the areas where roadshows are booked.
Termination: This Term Sheet agreement may be terminated by either party if by October 31st the Company has not achieved Equity Capital Raised in the amount of $750,000. Nonetheless JB shall be entitled to the balance of any Earned Deferred Comp remaining. After October 31st, either party can terminate this agreement upon 30 days' notice. This agreement may also be terminated for willful misconduct.
Upon the achieving by the Company of Equity Capital Raised in the amount of $3 million within 1 & ½ years from the start of this agreement, the parties shall negotiate in good faith for a COO contract with JB on terms consistent with a Company similarly situated as Qrons.
The Confidentiality Agreement dated May 6, 2019 by and between JB and the Company shall remain in full force and effect and survive any termination of this Term Sheet agreement.
All intellectual property ("IP") currently owned by the Company, as well as any additional IP created during JB's employment with the Company shall be the property of the Company. Nothing contained in this agreement shall cause the transfer or license of any ownership rights in such current or future additional IP.

Qrons Inc.

/s/ John N. Bonfiglio	/s/ Jonah Meer
John N. Bonfiglio	by Jonah Meer, CEO
Dated: June 25, 2019	Dated: June 25, 2019

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